Exhibit 2.1

AMENDMENT NO. 2 TO ACQUISITION AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 to Acquisition Agreement and Plan of Merger (this “Amendment”), dated as of April 18, 2005, among IBF Fund Liquidating, LLC, a Delaware limited liability company (“IBF”), U.S. Mills, Inc., a Delaware corporation (the “Company”), USM Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and Sunset Brands, Inc., a Nevada corporation (the “Purchaser”), amends the Acquisition Agreement and Plan of Merger, dated as of February 18, 2005, among IBF, the Company, Merger Sub and the Purchaser (as amended by Amendment No. 1 thereto, dated as of March 7, 2005, the “Merger Agreement”).  Capitalized terms used and not defined herein have the meanings set forth in the Merger Agreement.

WHEREAS, Purchaser desires to assure that it has sufficient time to complete the transactions contemplated by the Merger Agreement and, in exchange for the additional consideration and assurances contemplated by this Amendment, the Company and IBF are willing to extend such time period until May 13, 2005; and

WHEREAS, the parties hereto wish to amend the Merger Agreement as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Amendment to Merger Agreement.

(a)                                  Section 1.2 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Section 1.2                                Closing Effective Time  .  The closing of the transactions contemplated hereby (the “Closing”) shall take place on the later of (i) May 13, 2005 and (ii) no later than five (5) business days after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto may agree (the “Closing Date”).  The Closing shall take place at the offices of Jeffer, Mangels, Butler & Marmaro, LLP, 1900 Avenue of the Stars, 7th Floor, Los Angeles, California 90067, or at such other location as the parties hereto agree.  In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, together with any other required documents and certificates (collectively, the “Merger Certificate”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of Delaware being the “Effective Time”).”

(b)                                 Section 1.7 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Section 1.7.                             Deposit.  No later than April 20, 2005, the Purchaser shall deliver to Continental Stock Transfer & Trust Company or such other entity as shall be mutually agreed by Purchaser and the Shareholder Representative (the “Deposit Escrow

 Agent”) (i) One Million Dollars ($1,000,000) in cash (the “Deposit Cash”), (ii) 500,000 shares of Sunset Common (as defined below) in the name of the Company (the “Deposit Shares” and, collectively with the Deposit Cash, the “Deposit”), which shares shall not be deemed issued or outstanding unless and until required to be released to the Company in accordance with the terms of the Deposit Escrow Agreement, and (iii) a confession of judgment promissory note executed by the Purchaser in favor of the Company in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) in substantially the same form as Exhibit C attached hereto and incorporated herein by this reference (the “Escrow Note”), which Escrow Note shall not be deemed to be issued or outstanding unless and until required to be released to the Company in accordance with the terms of the Deposit Escrow Agreement. The Escrow Note and the Deposit, together with any interest thereon but less any applicable escrow fees and expenses to which the Deposit Escrow Agent is entitled pursuant to an escrow agreement entered into as of March 7, 2005 by the Purchaser, the Company, the Shareholder Representative (as representative of the Selling Parties) and the Deposit Escrow Agent (as amended, the “Deposit Escrow Agreement”), shall constitute the “Earnest Money” and shall be held by the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement.  The Purchaser shall have the right to prepay at any time, without premium, all or any portion of the principal indebtedness evidenced by the Escrow Note, together with accrued interest on the principal so prepaid to the date of such prepayment.  Such prepayment shall be made by the Purchaser by depositing the amount to be prepaid into the Deposit Account, which shall become part of the Deposit Cash and the Earnest Money, and shall be held and disbursed in accordance with the terms of the Deposit Escrow Agreement.  The principal amount of the Escrow Note shall be reduced by $2.00 for each $1.00 so deposited into the Deposit Account by the Purchaser.  Subject to and in accordance with the terms of the Deposit Escrow Agreement, at the Closing, (x) the Deposit Escrow Agent shall release the Deposit Shares and Escrow Note to Purchaser, each of which shall be deemed cancelled and of no further force and effect upon release to Purchaser, and (y) the Deposit Escrow Agent shall deposit the Deposit Cash (together with all income and gain, dividends or distributions earned or received on the Deposit) into the Escrow Account.  Except as the Parties may otherwise agree in writing, in the event this Agreement is terminated prior to Closing in accordance with the provisions of Article IX of this Agreement, the Earnest Money shall be dispersed in accordance with Section 9.2 e. of this Agreement.”

(c)                                  Section 1.8 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Section 1.8                                Holdback.  At the Closing, (i) the Deposit Escrow Agent shall deposit with Continental Stock Transfer & Trust Company or such other entity as shall be mutually agreed by Purchaser and the Shareholder Representative (the “Escrow Agent”) the Deposit Cash from the escrow account established pursuant to the Deposit Escrow Agreement (the “Deposit Account”), and (ii) Purchaser shall deposit with the Escrow Agent (A) an amount in cash equal to the excess of $1,300,000 over the amount of the Deposit Cash (such amount, together with the Deposit Cash, the “Holdback Cash”), and (B) Merger Units (the “Holdback Units” and collectively, with the Holdback

Cash, the “Holdback”) having an aggregate value equal to One Million Two Hundred Thousand Dollars ($1,200,000), with such Holdback to be held for the satisfaction of any Purchaser Claim (as hereinafter defined) and the Working Capital Adjustment, if any.  The Holdback Units shall be issued in the names of the Selling Parties in accordance with the Distribution Percentages (as defined below).  Upon determination of the Final Working Capital Adjustment, the Escrow Agent shall disburse to the Purchaser and/or the Selling Parties Holdback Cash and/or Holdback Units in accordance with the provisions of Section 1.9 below. The remaining Holdback after payment of the Final Working Capital Adjustment (the “Indemnity Holdback”), shall be held and disbursed in accordance with the provisions of Section 1.10 below.  For the purposes of this Agreement, the cash and securities held by the Deposit Escrow Agent in the Deposit Account and by the Escrow Agent in the Escrow Account shall be valued as follows: (i) all Holdback Units held by the Escrow Agent in the Escrow Account shall be valued at the price per Unit at which they were sold pursuant to the Series B Financing (e.g. $1,200,000 at the time of deposit with the Escrow Agent); (ii) all shares of Sunset Common issued upon the conversion of Merger Shares or Merger Warrants comprising the Holdback Units shall be valued at the face value of the Merger Shares so converted or the exercise price of the Merger Warrants so converted; and (iii) all cash (including interest earned thereon) received upon the sale of any Sunset Common or as a result of the payment of any dividends by Purchaser on any Holdback Units in the Escrow Account shall be valued at its face amount.”

(d)                                 Section 1.9 a. of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“a.                                 Working Capital Adjustment.  The total Merger Consideration shall be adjusted upwards or downwards dollar for dollar, by the amount (the “Working Capital Adjustment”), if any, that the Working Capital based on the Estimated Balance Sheet is greater or less than a deficit of Seven Hundred Fifty Thousand Dollars ($750,000) (representing the Company’s Working Capital as of October 31, 2004 as reflected on the Company’s Interim Financial Statements); provided, however, that (i) any upward adjustment in the total Merger Consideration shall be limited to One Million Dollars ($1,000,000), and (ii) if Working Capital as of the date of the Interim Financial Statements is reduced as a result of adjustments made in connection with the preparation of the 2004 Audited Financials, the Working Capital Adjustment shall be calculated based on such reduced October 31, 2004 Working Capital amount.”

(e)                                  Section 1.9 b. of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“b.                                Calculation of Estimated Working Capital Adjustment.  At least two (2) business days prior to the Closing Date, the Company shall deliver to the Purchaser (i) an estimated balance sheet prepared in good faith in accordance with GAAP consistently applied, which shall, in the Seller’s discretion, be as of either April 30, 2005 or the Closing Date (the “Estimated Balance Sheet”), (ii) a calculation of Working Capital derived from the Estimated Balance Sheet and the estimated Working Capital

Adjustment based thereon (the “Estimated Working Capital Adjustment”) and (iii) written confirmation from IBF and the Company as to the amount of Seller Debt and Bank Obligations, respectively to be outstanding immediately prior to Closing.  At Closing, a copy of the calculation of the Estimated Working Capital Adjustment shall be delivered to the Escrow Agent and the Merger Consideration payable shall be adjusted as follows:”

(f)                                    Section 1.9 b.(i) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(i)                               to the extent that the Estimated Working Capital Adjustment is negative (e.g. Working Capital decreases from October 31, 2004), the Merger Consideration payable at Closing shall be reduced by the amount of the Estimated Working Capital Adjustment.  Any such reduction in the Merger Consideration shall be applied as follows: (1) first, from the Cash, if any, payable pursuant to Section 1.6 b.(i) above, and then (2) to the extent the total Estimated Working Capital Adjustment is greater than the Cash, by a reduction in the number of Holdback Units delivered to the Escrow Agent at Closing having a value equal to the amount by which the Estimated Working Capital Adjustment exceeds that Cash but not to exceed $1,000,000, and then (3) to the extent that the Estimated Working Capital Adjustment is greater than the Cash amount plus $1,000,000, the excess shall be deducted from the amount of Seller Debt required to be repaid by Purchaser at Closing in accordance with Section 1.6 a. (with a corresponding increase in the amount of Excess Seller Debt and without a corresponding increase in the Cash to be paid at Closing); or”

(g)                                 Section 1.9 b.(ii) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(ii)                            to the extent that the Estimated Working Capital Adjustment is positive (e.g. Working Capital increases from October 31, 2004), the Purchaser shall issue additional Merger Units (the “Additional Units”) having an aggregate face value equal to the amount, if any, by which the Estimated Working Capital Adjustment exceeds $100,000, but not to exceed $1,000,000 in aggregate face value, and shall deliver such Additional Units to the Escrow Agent to be held as part of the Holdback.”

(h)                                 Section 1.9 d.(ii) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(ii)                            to the extent that the Post-Closing Adjustment is positive  (e.g. the Working Capital reflected on the Closing Balance Sheet is greater than the Working Capital reflected in the calculation of the Estimated Working Capital Adjustment), within five (5) Business Days following receipt of the Final Working Capital Adjustment (1) the Escrow Agent shall cause any Additional Units to be released to the Selling Parties in the same relative proportion as the Merger Consideration delivered to them at Closing, (2) the Escrow Agent shall cause all but $300,000 of the Holdback Cash to be released to the Selling Parties in the same relative proportion as the Merger Consideration delivered to them at Closing, and (3) the Purchaser shall issue and deliver to the Selling Parties (in the same relative proportion as the Merger Consideration delivered to them at Closing), an aggregate number of additional Merger Units having a value (determined in a manner consistent with clause (i) of Section 1.8 above) equal to the amount of the Post-Closing Adjustment; provided, however, that (A) in no event shall the Final Working Capital Adjustment, if positive, be greater than $1,000,000, (B) if the Estimated Working Capital Adjustment is positive but less than $100,000, additional Merger Units shall be issued having a face value in the amount, if any, by which the Final Working Capital Adjustment exceeds $100,000, and (C) if the Estimated Working Capital Adjustment is negative, additional Merger Units shall be issued having a face value equal to (x) the dollar amount of the Estimated Working Capital Adjustment, plus (y) the amount by which the Final Working Capital Adjustment, if positive, exceeds $100,000.”

(i)                                     The first paragraph of Section 1.10 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Escrow. At the Closing, (i) the Deposit Escrow Agent shall deposit with the Escrow Agent the Deposit Cash from the Deposit Account, and (ii) Purchaser shall deposit with the Escrow Agent (A) an amount in cash equal to the excess of $1,300,000 over the amount of the Deposit Cash, and (B) warrant and stock certificates evidencing the Holdback Units.  The parties agree that Purchaser may, and may instruct its transfer agent to, place stop transfer orders on the Holdback Units for so long as they are subject to the Escrow Agreement. The portion of the Holdback Units deposited with the Escrow Agent by or on behalf of each of the Selling Parties shall be determined on a pro rata basis in proportion to each such Selling Party’s Distribution Percentage as reflected in Exhibit A to this Agreement, as such Exhibit may be updated by the Company prior to Closing.  The terms by which the Escrow Agent shall hold and distribute the Holdback Units shall be set forth in an escrow agreement to be entered into on the Closing Date by the Purchaser, the Company, the Shareholder Representative (as representative of the Selling Parties) and the Escrow Agent (the “Escrow Agreement”).  The Escrow Agreement shall be in a customary form reasonably acceptable to the parties thereto and shall provide as follows:”

(j)                                     Section 5.10 of the Merger Agreement is hereby deleted and replaced with “Intentionally Omitted.”

(s)                                  Section 5.12 of the Merger Agreement is hereby amended to add the following proviso at the end of such Section:

“provided, that GLC Securities Corp. shall be entitled to receive from IBF (and not from the Company or the Purchaser) 3% of any additional consideration realized by IBF on account of Series B Preferred issued under this Agreement to the extent such consideration exceeds $3 million.”

(l)                                     Section 6.2 a. of the Merger Agreement is hereby amended by deleting therefrom the words “and, to the extent required, the shareholders of Purchaser.”

(m)                               Section 6.2 c. of the Merger Agreement is hereby deleted and replaced with “Intentionally Omitted.”

(n)                                 Section 6.4 d. of the Merger Agreement is hereby deleted and replaced with “Intentionally Omitted.”

(o)                                 Section 9.1 c. of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“c.                                 by Purchaser at any time after May 13, 2005 (the “Expiration Date”) in the event that the conditions to be satisfied by the Selling Parties set forth in Section 6.2 or any of the conditions set forth in Section 6.4 have not been satisfied or waived by the Purchaser, unless such failure is as a direct result of the Purchaser’s Actions or failure to act;”

(p)                                 Section 9.2 b. of the Merger Agreement is hereby amended by deleting therefrom the language “obligations of IBF pursuant to Section 5.10 hereof and”.

(q)                                 Section 9.2 d. of the Merger Agreement is hereby deleted and replaced with “Intentionally Omitted.”

(r)                                    Section 9.2 e. of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“e.                                 So long as all the conditions to be satisfied by the Selling Parties set forth in Section 6.2 and the conditions set forth in Section 6.4 have been satisfied, in the event this Agreement is terminated by the Seller pursuant to Section 9.1 f. above, then, notwithstanding anything in the Deposit Escrow Agreement to the contrary, the Company shall be entitled to receive the Earnest Money from the Escrow Agent.  Seller’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies, and Seller’s right to pursue all legal remedies will survive such termination unimpaired.”

(s)                                  The form of confession of judgment note attached to this Amendment as Exhibit A shall be the form of Escrow Note for purpose of the Merger Agreement which shall be deemed attached to the Merger Agreement as Exhibit C thereto.

(t)                                    At or following two Business Days preceding the Closing Date, IBF shall provide Purchaser with the following (the “Extension Cost Notice”): (i) written invoices evidencing incremental legal fees incurred by IBF and the Company in connection with the negotiation or documentation of the transactions contemplated by the Merger Agreement for services rendered subsequent to the date of this Amendment up to the Closing Date, and (ii) a summary of interest incurred on the Company Debt for periods from the date of this Amendment to the Closing Date (the amounts in clauses (i) and (ii) above being referred to herein collectively as the “Extension Costs”).  At the Closing, or if the Extension Cost Notice is not given to Purchaser at least two Business Days preceding the Closing Date, on the second Business Day following receipt of the Extension Cost Notice, Purchaser shall pay (or, if after the Closing, cause the Surviving Corporation to pay) to IBF the amount of the Extension Costs not to exceed $75,000.  Notwithstanding anything to the contrary set forth in this Amendment or in the Merger Agreement, Purchaser shall be solely responsible for the repayment of the Extension Costs up to a maximum of $75,000, and no portion of the Extension Costs shall be paid with any portion of the Merger Consideration or taken into account determining the amount of Company Debt, Bank Obligations, Seller Debt, Excess Seller Debt or Working Capital.

2.                                       Miscellaneous.

(a)                                  The Merger Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms as amended by this Amendment.

(b)                                 Except for the specific amendments set forth in Section 1 above, nothing herein shall be deemed to be an amendment or waiver of any covenant or agreement contained in the Merger Agreement, and the parties hereto hereby agree that all of the covenants and agreements contained in the Merger Agreement are hereby ratified and confirmed in all respects.

(c)                                  This Amendment may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(d)                                 This Amendment shall be construed, performed and enforced in accordance with the laws of the State of Delaware.

(e)                                  The parties hereto shall, at any time and from time to time following the execution of this Amendment, execute and deliver all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to carry out the provisions of this Amendment.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

U.S. MILLS, INC., a Delaware corporation

By
Name: Charles Verde
Title: President

SUNSET BRANDS, INC., a Nevada corporation

By
Name: Todd Sanders
Title: President and CEO

USM ACQUISITION SUB, INC., a
Delaware corporation

By
Name: Todd Sanders
Title: President

IBF FUND LIQUIDATING LLC, individually and as Shareholder Representative

By
Name: Arthur J. Steinberg
Title: Manager

EXHIBIT A

Form of Confession of Judgment Promissory Note